Exhibit 99.1

Ryerson Reports Fourth Quarter and Full-Year 2021 Results

Record annual results driven by excellent execution and culminating in debt reduction, declaration of dividend and share buyback. Proceeding apace with value-added investments to enhance our intelligent service center network and the customer experience.

CHICAGO – February 23, 2022 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the fourth quarter and full-year ended December 31, 2021.

Q4 2021 and FY 2021 Highlights:

•	Full-year record net income attributable to Ryerson Holding Corporation of $294.3 million and record Adjusted EBITDA, excluding LIFO of $860.6 million
•	Achieved fourth quarter earnings per diluted share of $2.71 and full-year 2021 earnings per diluted share of $7.56
•	Fourth quarter net income attributable to Ryerson Holding Corporation of $106.4 million and fourth quarter Adjusted EBITDA, excluding LIFO of $238.7 million
•	Generated fourth quarter revenue of $1.53 billion and full-year 2021 revenue of $5.68 billion
•	Posted fourth quarter gross margin of 21.3% and gross margin, excluding LIFO of 26.3%
•	Ended the year with $639 million of debt and $588 million of net debt and achieved a leverage ratio of 0.7x in the fourth quarter
•	Delivered favorable expense leverage with warehousing, delivery, selling, general, and administrative expense at 11.8% of sales in the fourth quarter
•	Generated positive cash flow from operations of $106.8 million in the fourth quarter and $35.0 million for the full-year 2021
•	Grew book value of equity to $545 million, a 275% increase versus year-end 2020
•	Announced a first quarter 2022 dividend of $0.10 per share, an 18% increase from fourth quarter dividend of $0.085

$ in millions, except tons (in thousands), average selling prices, and earnings per share
Financial Highlights:	Q4 2021		Q4 2020		Q3 2021	YoY	QoQ	2021		2020	YoY

Revenues	$1,533.9		$853.0		$1,575.1	79.8%	(2.6%)	$5,675.3		$3,466.6	63.7%
Tons shipped	474		492		519	(3.7%)	(8.7%)	2,095		2,009	4.3%
Average selling price/ton	$3,236		$1,734		$3,035	86.6%	6.6%	$2,709		$1,726	57.0%
Gross margin	21.3%		18.0%		23.1%	330 bps	(180 bps)	20.2%		17.9%	230 bps
Gross margin, excl. LIFO	26.3%		19.3%		29.6%	700 bps	(330 bps)	26.7%		17.6%	910 bps
Warehousing, delivery, selling, general, & administrative expenses	$180.9		$149.1		$180.2	21.3%	0.4%	$711.2		$554.3	28.3%
As a percentage of revenue	11.8%		17.4%		11.4%	(560 bps)	40 bps	12.5%		16.0%	(350 bps)
Net income (loss) attributable to Ryerson Holding Corporation	$106.4		$(16.7)		$49.7	$123.1	$56.7	$294.3		$(65.8)	$360.1
Diluted earnings (loss) per share	$2.71		$(0.44)		$1.27	$3.15	$1.44	$7.56		$(1.73)	$9.29
Adjusted diluted earnings (loss) per share	$2.68		$(0.17)		$3.25	$2.85	$(0.57)	$7.46		$(0.08)	$7.54
Adj. EBITDA, excl. LIFO	$238.7		$33.6		$301.0	$205.1	$(62.3)	$860.6		$120.0	$740.6

Balance Sheet and Cash Flow Highlights:
Total debt	$639		$740		$673	(13.6%)	(5.0%)	$639		$740	(13.6%)
Cash and cash equivalents	$51		$61		$40	(16.6%)	28.3%	$51		$61	(16.6%)
Net debt	$588		$679		$633	(13.3%)	(7.1%)	$588		$679	(13.3%)
Net debt / LTM Adj. EBITDA, excl. LIFO	0.7	x	5.7	x	1.0x	(5.0x)	(0.3x)	0.7	x	5.7x	(5.0x)
Cash Conversion Cycle	83.8		62.1		68.1	21.7	15.7	66.3		75.1	(8.8)
Net cash provided by (used in) operating activities	$106.8		$(18.8)		$(20.7)	$125.6	$127.5	$35.0		$277.9	$(242.9)

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “2021 was a consequential year in all of its dimensions where our phrase “cohere and persevere” took on new meaning. Through it all I can only express my deepest thanks and gratitude to the entire Ryerson community of stakeholders. I want to thank each of my Ryerson teammates for delivering a year of record financial performance, against the backdrop of repeated disruptions caused by the second year of the COVID-19 pandemic, its variants and the manyfold knock-on impacts including severe global supply chain paralyses throughout. I also want to thank our customers and our suppliers as we pulled together to navigate, work through and mitigate the barrage of difficulties experienced in 2021. We can all feel good that Ryerson has come through these difficult times stronger and mindful of the many challenges that remain while also appreciating the opportunities we have for realizing more of our organization’s potential. The end of 2021 finds Ryerson with a stronger balance sheet and operating model providing a glide path for bettering the customer experience, employee experience, supplier experience and shareholder experience in 2022 and beyond.”

2021 Company Highlights

•	Navigated the COVID-19 pandemic via our dual mandate of maintaining the health and safety of our employees and ensuring operating performance and recovery capacity.
•	Transformed the balance sheet with total debt declining to $639 million, net debt declining to $588 million, and leverage declining to 0.7x, which exceeds our strategic target.
•	Annuitized over $200 million of legacy pension liabilities.
•	Redeemed $150 million of 8.50% Senior Secured Notes, reducing the outstanding balance to $300 million and saving $13 million per year on interest expense.
•	Realized over $100 million in proceeds on sale and leasebacks of industrial facilities on favorable terms.
•	Reinvested proceeds from asset sales into two new state-of-the art facilities.
•	Declared our first quarterly dividend in third quarter of 2021 and initiated a $50 million share repurchase program.

Market Commentary

U.S. commodity markets experienced a pricing dichotomy during the fourth quarter, with flat carbon steel products experiencing a decline in pricing due to shortened mill lead times and increasing availability amidst ongoing demand suppression, while “bright metals,” namely aluminum and stainless which remain elevated, reflect rising global energy costs and longer-term secular demand expectations. Pricing across carbon steel products began to decrease throughout the fourth quarter 2021, with CRU hot-rolled prices down $422 per short ton, or 22%, over the period. On the other hand, LME aluminum decreased by 2%, while nickel prices rose by 15% during the period. At this point, given underlying supportive demand conditions and gradually improving metals availability, Ryerson anticipates that carbon prices will gradually decline in the first quarter of 2022 while aluminum and nickel maintain relative strength compared to their historical averages.

End-market performance followed normal seasonal sequential softness, whereby many customers reduce production due to the holiday season. Two additional factors impacted fourth quarter 2021 demand: 1) end-customers’ production downtimes were exacerbated by impacts of the Omicron variant of COVID-19 straining available labor and parts, leading to a deferral of demand; and 2) due to the rapid decline in hot rolled steel coil prices, some customers deferred spot purchases in anticipation of lower pricing in the new year.

As such, Ryerson noted sequential shipment declines in most of its end-markets in North America in the fourth quarter, including Metal Fabrication and Machine Shop, Industrial Equipment and Ground Transportation. Bucking the seasonal softness trend was Ryerson’s Oil & Gas sector, which again posted quarter-over-quarter improvement in North American shipments per day due to recovering exploration activity driven by surging energy prices, and Ryerson’s Heating, Ventilation and Air Conditioning (HVAC) end-markets, which also posted positive growth due to increased demand from the construction and home building sectors. While near-term production bottleneck and COVID-related issues persisted into fourth quarter of 2021, the outlook for 2022 remains optimistic. Our base-case is a lessening of supply-chain disruptions and accelerating demand realization as the year unfolds against a backdrop of price bellwethers holding above their ten-year averages. We acknowledge the potential of inflation, policy, public health and geo-political wildcards.

Fourth Quarter Results

Reflecting Ryerson’s diversified revenue mix by commodity, Ryerson achieved revenues of $1.53 billion in the fourth quarter of 2021, a sequential decline of 2.6% compared to $1.58 billion for the third quarter of 2021, as average selling prices were 6.6% higher, partially offsetting seasonal weakness in tons shipped which were lower by 8.7% reflecting typical seasonality plus pandemic related impacts to shipment potential. Gross margin contracted sequentially to 21.3% in the fourth quarter of 2021 compared to 23.1% in the third quarter of 2021. Fourth quarter of 2021 cost of goods sold included LIFO expense of $76 million, compared to LIFO expense of $102 million in third quarter of 2021. Excluding the impact of LIFO, gross margin declined to 26.3% in the fourth quarter of 2021 from 29.6% achieved in the third quarter of 2021. Against the backdrop of a slight decline in revenue, the Company maintained solid expense management in the fourth quarter of 2021 as warehousing, delivery, selling, general and administrative expenses as a percent of sales remained low at 11.8% compared to 11.4% in the third quarter of 2021.

Net income attributable to Ryerson Holding Corporation for the fourth quarter of 2021 was $106.4 million, or $2.71 per diluted share, compared to $49.7 million, or $1.27 per diluted share in the previous quarter. The fourth quarter of 2021 includes a $2 million gain on the sale of assets compared to a $98 million non-cash, settlement charge related to the annuitization of $206 million of our pension liabilities and a $6 million loss on the retirement of debt in the third quarter of 2021. Excluding these one-time items and the associated income taxes, adjusted net income attributable to Ryerson Holding Corporation for the fourth quarter was $105 million, or $2.68 per diluted share, and compares to $127 million, or $3.25 per diluted share, of adjusted net income attributable to Ryerson Holding Corporation and diluted earnings per share, respectively, for the third quarter. Closing the year on a strong note, Ryerson generated fourth quarter Adjusted EBITDA, excluding LIFO of $239 million, as compared to the $301 million generated in the third quarter of 2021.

Liquidity & Debt Management

Ryerson generated $107 million of operating cash in the fourth quarter of 2021 driven by high operating profit, net of $16 million in working capital use. The Company’s cash conversion cycle increased to 84 days from 68 days due to an increase in days of supply as mill lead times and mill past due shipments improved while customer shipments slowed given intensifying pandemic driven upsets during the quarter. Due to the meaningful reduction in net debt, Ryerson’s leverage ratio improved quarter-over-quarter to 0.7x from 1.0x, a record low since our IPO in 2014. The Company ended the fourth quarter of 2021 with $639 million of debt and $588 million of net debt, a decrease of net debt of $45 million compared to $633 million for the third quarter of 2021 driven by strong operating results. The Company’s available global liquidity increased to $741 million as of December 31, 2021 from $698 million as of September 30, 2021.

Growth Initiatives

Annual capital expenditure. Capital expenditures were $34 million in the fourth quarter of 2021, compared to $12 million in the third quarter of 2021 as the Company accelerated growth capital expenditures into year-end. For full-year 2021, capital expenditures totaled $59 million compared with $26 million in 2020 as Ryerson looks to modernize its service center network. We currently anticipate capital expenditures, excluding acquisitions, of up to approximately $100 million for 2022. This amount is the combination of normalized annual spend comprised of maintenance, or purchases of equipment in line with annual depreciation, and, growth projects related to digitalization initiatives and the previously announced service centers in Centralia, Washington and University Park, Illinois.

Modernization projects. We are progressing toward the completion of two new state-of-the-art Service Center facilities: Centralia, Washington, and University Park, Illinois, at estimated combined spend of $45 million in 2022. The Centralia facility will serve as a regional hub for the U.S. Pacific Northwest, and the University Park campus will serve as a regional long products hub for the U.S. Midwest market and future operational hub of Central Steel & Wire Company, LLC. These projects illustrate Ryerson’s “monetize and modernize” approach to asset beneficiation and reinvestment, as both projects are funded from sales proceeds of prior facilities, while maintaining regional branding and customer loyalty, but delivering bespoke facilities to improve the customer experience.

Shareholder Return Activity

On February 17, 2022, the Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock, payable on March 17, 2022 to stockholders of record as of March 3, 2022. During the fourth quarter of 2021, Ryerson returned approximately $4 million to shareholders in the form of dividends and share buybacks. We paid a quarterly dividend in the amount of $0.085, amounting to a cash return of $3.3 million for the fourth quarter of 2021, and $6.4 million for full-year 2021. In the fourth quarter of 2021 we repurchased a total of approximately 41,500 shares at an average price per share of $22.46 resulting in a return to shareholders of approximately $0.9 million for the quarter, and $1.8 million for full-year 2021. Ryerson made these repurchases in accordance with its share repurchase program, which authorizes the Company to acquire up to an aggregate amount of $50 million of the Company’s common stock through August 4, 2023.

Jim Claussen, Executive Vice President & Chief Financial Officer said, “For the second quarter in a row, we were pleased to return approximately $4 million to our shareholders via our growing dividend payment and share repurchases. The sequentially higher announced $0.10 quarterly dividend and our share repurchases are well-supported by Ryerson’s strengthening balance sheet, which saw net debt decline by $45 million quarter-over-quarter. These achievements reflect the success of our operating and financial transformation, which has not only established our higher earnings potential but has also enabled our further investments in our strategic plan centered around value-added capabilities, digitalization and the overall customer experience.”

Outlook Commentary

Ryerson remains optimistic about the industrial metals and manufacturing environment. We expect to see seasonally sequential progression in company shipments during the first quarter of 2022. At this point, while the pricing of carbon products has declined, aluminum and nickel prices remain robust, benefitting the Company’s diversified product mix, which includes approximately 50% bright metals. Therefore, Ryerson anticipates first quarter 2022 revenues in the range of $1.55 billion to $1.65 billion with sequential average selling prices down 2% to 4% and shipments up 7% to 9%. LIFO income in the first quarter of 2022 is expected to be in the range of $28 to $32 million. Adjusted EBITDA, excluding LIFO is expected to be in the range of $195 to $205 million and earnings per diluted share is expected to be in the range of $3.78 to $3.94.

Fourth Quarter 2021 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q4 2021	Q4 2020	Q3 2021	Year-over-year	Quarter-over-quarter	Year-over-year	Quarter-over-quarter

Carbon Steel	363	382	399	(5.0%)	(9.0%)	106.8%	7.7%
Aluminum	47	46	50	2.2%	(6.0%)	34.2%	5.2%
Stainless Steel	63	61	68	3.3%	(7.4%)	82.4%	3.1%

	Net Sales (millions)
	Q4 2021	Q4 2020	Q3 2021	Year-over-year	Quarter-over-quarter

Carbon Steel	$843	$429	$860	96.5%	(2.0%)
Aluminum	$266	$194	$269	37.1%	(1.1%)
Stainless Steel	$407	$216	$426	88.4%	(4.5%)

Full Year 2021 Major Product Metrics
	Tons Shipped (thousands)			Average Selling Prices
	2021	2020	Year-over-year	Year-over-year

Carbon Steel	1,604	1,554	3.2%	68.9%
Aluminum	205	187	9.6%	24.4%
Stainless Steel	278	260	6.9%	57.9%

	Net Sales (millions)
	2021	2020	Year-over-year

Carbon Steel	$3,056	$1,753	74.3%
Aluminum	$1,046	$767	36.4%
Stainless Steel	$1,499	$888	68.8%

Earnings Call Information

Ryerson will host a conference call to discuss its fourth quarter and full-year results Thursday, February 24, 2022 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 888-394-8218 (U.S. & Canada) / 646-828-8193 (International) and using conference ID 9557062. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,000 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended

December 31, 2021, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Vice President - Finance:

Jorge Beristain

312.292.5040

investorinfo@ryerson.com

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2021	2020	2021	2021	2020

NET SALES	$1,533.9	$853.0	$1,575.1	$5,675.3	$3,466.6
Cost of materials sold	1,206.6	699.1	1,210.5	4,528.5	2,845.5
Gross profit	327.3	153.9	364.6	1,146.8	621.1
Warehousing, delivery, selling, general & administrative	180.9	149.1	180.2	711.2	554.3
Gain on sale of assets (1)	(1.9)	—	—	(109.6)	—
Restructuring and other charges	—	—	—	—	2.2
OPERATING PROFIT	148.3	4.8	184.4	545.2	64.6
Other income and (expense), net (2)	(0.1)	(10.0)	(104.6)	(105.1)	(78.3)
Interest and other expense on debt	(10.2)	(15.2)	(13.7)	(51.0)	(76.4)
INCOME (LOSS) BEFORE INCOME TAXES	138.0	(20.4)	66.1	389.1	(90.1)
Provision (benefit) for income taxes	31.5	(3.9)	16.1	93.7	(24.8)
NET INCOME (LOSS)	106.5	(16.5)	50.0	295.4	(65.3)
Less: Net income attributable to noncontrolling interest	0.1	0.2	0.3	1.1	0.5
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$106.4	$(16.7)	$49.7	$294.3	$(65.8)
EARNINGS (LOSS) PER SHARE
Basic	$2.77	$(0.44)	$1.29	$7.67	$(1.73)
Diluted	$2.71	$(0.44)	$1.27	$7.56	$(1.73)
Shares outstanding - basic	38.4	38.1	38.5	38.4	38.0
Shares outstanding - diluted	39.2	38.1	39.1	38.9	38.0

Dividends declared per share	$0.085	$ —	$0.080	$0.165	$ —

Supplemental Data :
Tons shipped (000)	474	492	519	2,095	2,009
Shipping days	61	61	64	252	253
Average selling price/ton	$3,236	$1,734	$3,035	$2,709	$1,726
Gross profit/ton	691	313	703	547	309
Operating profit/ton	313	10	355	260	32
LIFO expense (income) per ton	159	22	197	175	(6)
LIFO expense (income)	75.5	10.7	102.3	366.4	(12.3)
Depreciation and amortization expense	15.4	13.4	13.8	55.9	53.9
Cash flow provided by (used in) operating activities	106.8	(18.8)	(20.7)	35.0	277.9
Capital expenditures	(34.3)	(8.1)	(11.7)	(59.3)	(26.0)

(1) The year 2021 includes a $109.6 million gain on the sale and leaseback of properties and a purchase option sale with net proceeds of approximately $165.1 million.

(2)  The third quarter of 2021 and the year 2021 include a $98.3 million pension settlement charge and a $5.5 million loss on the retirement of debt. The fourth quarter of 2020 includes a $12.1 million pension settlement charge. The year 2020 includes a $64.6 million pension settlement charge and a $17.1 million loss on the extinguishment of debt.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for First Quarter 2022 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)
	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$51.2	$61.4
Restricted cash	1.2	1.1
Receivables, less provisions of $2.2 at December 31, 2021 and $1.7 at December 31, 2020	630.8	378.9
Inventories	832.1	604.5
Prepaid expenses and other current assets	77.7	57.5
Total current assets	1,593.0	1,103.4
Property, plant, and equipment, at cost	792.8	822.9
Less: accumulated depreciation	404.5	401.1
Property, plant, and equipment, net	388.3	421.8
Operating lease assets	211.1	108.3
Other intangible assets	42.2	43.2
Goodwill	124.1	120.3
Deferred charges and other assets	6.9	5.1
Total assets	$2,365.6	$1,802.1
Liabilities
Current liabilities:
Accounts payable	$481.2	$365.1
Salaries, wages, and commissions	76.6	43.1
Other accrued liabilities	133.4	78.3
Short-term debt	28.8	13.8
Current portion of operating lease liabilities	24.9	20.7
Current portion of deferred employee benefits	6.1	6.6
Total current liabilities	751.0	527.6
Long-term debt	610.5	726.2
Deferred employee benefits	163.3	231.6
Noncurrent operating lease liabilities	184.8	93.0
Deferred income taxes	94.1	58.2
Other noncurrent liabilities	17.3	20.4
Total liabilities	1,821.0	1,657.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized; no shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 38,687,094 and 38,329,897 shares issued at December 31, 2021 and December 31, 2020, respectively	0.4	0.4
Capital in excess of par value	388.6	383.1
Retained earnings	321.7	33.8
Treasury stock, at cost - Common stock of 292,932 shares at December 31, 2021 and 212,500 shares at December 31, 2020	(8.4)	(6.6)
Accumulated other comprehensive loss	(165.1)	(271.9)
Total Ryerson Holding Corporation Stockholders' Equity	537.2	138.8
Noncontrolling interest	7.4	6.3
Total Equity	544.6	145.1
Total Liabilities and Stockholders' Equity	$2,365.6	$1,802.1

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2021	2020	2021	2021	2020

Net income (loss) attributable to Ryerson Holding Corporation	$106.4	$(16.7)	$49.7	$294.3	$(65.8)
Interest and other expense on debt	10.2	15.2	13.7	51.0	76.4
Provision (benefit) for income taxes	31.5	(3.9)	16.1	93.7	(24.8)
Depreciation and amortization expense	15.4	13.4	13.8	55.9	53.9
EBITDA	$163.5	$8.0	$93.3	$494.9	$39.7
Gain on sale of assets	(1.9)	—	—	(109.6)	—
Reorganization	1.6	3.7	0.6	3.5	13.1
Foreign currency transaction gains	(0.3)	(0.1)	—	(0.5)	(0.5)
Loss on retirement of debt	—	1.5	5.5	5.5	17.7
Pension settlement charge	—	12.1	98.3	98.3	64.6
Purchase consideration and other transaction costs	—	—	—	—	0.4
Other adjustments	0.3	(2.3)	1.0	2.1	(2.7)
Adjusted EBITDA	$163.2	$22.9	$198.7	$494.2	$132.3

Adjusted EBITDA	$163.2	$22.9	$198.7	$494.2	$132.3
LIFO expense (income)	75.5	10.7	102.3	366.4	(12.3)
Adjusted EBITDA, excluding LIFO expense (income)	$238.7	$33.6	$301.0	$860.6	$120.0

Net sales	$1,533.9	$853.0	$1,575.1	$5,675.3	$3,466.6

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	15.6%	3.9%	19.1%	15.2%	3.5%

Gross profit	$327.3	$153.9	$364.6	$1,146.8	$621.1

Gross margin	21.3%	18.0%	23.1%	20.2%	17.9%

Gross profit	$327.3	$153.9	$364.6	$1,146.8	$621.1
LIFO expense (income)	75.5	10.7	102.3	366.4	(12.3)
Gross profit, excluding LIFO expense (income)	$402.8	$164.6	$466.9	$1,513.2	$608.8

Gross margin, excluding LIFO expense (income)	26.3%	19.3%	29.6%	26.7%	17.6%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain on sales of assets, gain or loss on retirement of debt, pension settlement charge, purchase consideration and other transaction costs, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) and Earnings (Loss) per Share to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Dollars and Shares in Millions, Except Per Share Data)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2021	2020	2021	2021	2020

Net income (loss) attributable to Ryerson Holding Corporation	$106.4	$(16.7)	$49.7	$294.3	$(65.8)

Gain on sale of assets	(1.9)	—	—	(109.6)	—
Restructuring and other charges	—	—	—	—	2.2
Loss on retirement of debt	—	1.5	5.5	5.5	17.7
Pension settlement charge	—	12.1	98.3	98.3	64.6
Provision (benefit) for income taxes	0.5	(3.5)	(26.6)	1.5	(21.8)

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$105.0	$(6.6)	$126.9	$290.0	$(3.1)

Adjusted diluted earnings (loss) per share	$2.68	$(0.17)	$3.25	$7.46	$(0.08)

Shares outstanding - diluted	39.2	38.1	39.1	38.9	38.0

Note: Adjusted net income (loss) and Adjusted diluted earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2021	2020	2021	2021	2020

Net cash provided by (used in) operating activities	$106.8	$(18.8)	$(20.7)	$35.0	$277.9
Capital expenditures	(34.3)	(8.1)	(11.7)	(59.3)	(26.0)
Proceeds from sales of property, plant, and equipment	0.3	—	0.1	166.3	0.1
Free cash flow	$72.8	$(26.9)	$(32.3)	$142.0	$252.0

Market capitalization	$1,000.2	$519.9	$856.0	$1,000.2	$519.9

Free cash flow yield	7.3%	(5.2%)	(3.8%)	14.2%	48.5%

Note: Market capitalization is calculated using December 31, 2021, September 30, 2021, and December 31, 2020 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of First Quarter 2022 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	First Quarter 2022
	Low	High
Net income attributable to Ryerson Holding Corporation	$148	$154

Diluted earnings per share	$3.78	$3.94

Interest and other expense on debt	12	12
Provision for income taxes	50	57
Depreciation and amortization expense	14	14
EBITDA	$223	$237
Adjustments	-	-
Adjusted EBITDA	$223	$237
LIFO expense/(income)	(28)	(32)
Adjusted EBITDA, excluding LIFO income	$195	$205

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.